                                                                 EXHIBIT 99.2













                       Report of Independent Accountants
                       Uniform Single attestation Program



To the Board of Directors
IMC Mortgage Company and Subsidiaries


We have examined the assertion by IMC Mortgage Company and Subsidiaries' management about compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Brokers (USAP) as of and for the year ended December 31, 1998, included in the accompanying management assertion. Management is responsible for IMC Mortgage Company and Subsidiaries' compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about IMC Mortgage Company and Subsidiaries' compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on IMC Mortgage Company and Subsidiaries' compliance with the minimum servicing standards.

In our opinion, management's assertion that IMC Mortgage Company and Subsidiaries complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1998 is fairly stated, in all material respects.



/s/ Grant Thornton L.L.P.
-------------------------------------
Grant Thornton L.L.P.


Tampa, Florida
March 31, 1999

[IMC MORTGAGE COMPANY(R) LOGO]                        5901 East Fowler Avenue
                                                      Tampa, FL 33617-2362
                                                      phone (813) 984-8801
                                                            (800) 776-2211
                                                      fax   (813) 984-2595




March 23, 1999



Grant Thornton LLP
101 E. Kennedy Blvd. - Suite 3850
Tampa, FL 33602-5154


As of and for the year ended December 31, 1998, IMC Mortgage Company and Subsidiaries has complied in all material respects with minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for the year ended December 31, 1998, IMC Mortgage and Subsidiaries had in effect a fidelity bond policy in the amount of $8,000,000. For the period January 1 to June 30, 1998, IMC Mortgage Company and Subsidiaries had in effect an Errors and Omissions policy in the amount of $2,000,000. As of and for the six months ended December 31, 1998, IMC Mortgage Company and Subsidiaries had in effect an Errors and Omission policy in the amount of $3,000.000.



/s/ Stuart D. Marvin
-----------------------
Stuart D. Marvin
Chief Financial Officer